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                                                                    EXHIBIT 99.2

[Springs Letterhead]                                                News Release


Springs Industries, Inc.                    Contact: Betty Turner
P.O. Box 70                                          Director - Public Relations
Fort Mill, SC 29716                                  803/547-3738 office
                                                     704/362-0316 home

FOR IMMEDIATE RELEASE                                September 30, 1998

                       Springs to Consolidate Production
                     Invest $26 million in Spalding County

     Fort Mill, S.C. -- Springs Industries, Inc. will consolidate and modernize its Griffin, Ga., towel weaving and yarn operations as the second phase of its previously announced $67 million towel manufacturing modernization program.

     The company will invest over $26 million to modernize and expand its Griffin Plant No. 5. Production from Griffin Plant No. 1 will be consolidated into Plant No. 5 beginning in January 1999, with expected completion in mid-1999. As the first phase of the program, Springs said last March it would spend $40 million on new facilities and equipment at its Hartwell, Ga., operations, where construction is underway.

     Springs' modernization plan includes adding 55,000 square feet of manufacturing space for weaving and yarn storage at Plant No. 5, adding nearly 200 jobs. While closing Plant No. 1 will affect approximately 500 associates, they will receive priority for vacancies at other Springs plants as turnover allows. Other nearby Springs facilities include: Plant No. 2, Griffin Finishing Plant, and the baby products plants located on Carver Road in Griffin and in Jackson. Associates who are not offered other employment or who are awaiting a position will be eligible for severance pay in addition to unemployment compensation and all accrued benefits.

     Site preparation for the expansion at Plant No. 5 is underway and construction will begin soon. In addition to the equipment that will be transferred from Plant No. 1, new state-of-the-art towel manufacturing machinery will be installed. Plant No. 1, originally built in 1888, is outdated and not suitable for modernization, according to Springs officials.


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     "We are proud to significantly increase our commitment to Spalding County with this $26 million investment," said Thomas B. Gardner, senior vice president -- bath manufacturing. "By adding 200 jobs at Plant No. 5, combined with openings and normal turnover at our five other area Springs facilities, we expect to offer continued employment to most Springs associates. While we understand the difficulties this decision may create for some of our people, we are confident our investments in the Griffin community will make us more competitive, and thereby enhance the strength of our entire business."

     Springs entered the towel business in 1995 with the acquisition of Dundee Mills. Springs Industries (NYSE: Ticker symbol SMI) is a major manufacturer and marketer of home furnishings and specialty fabrics with headquarters in Fort Mill, S.C. The company operates facilities in 10 U.S. states and owns marketing and distribution subsidiaries in Canada and Mexico.